Exhibit 10.1

LETTER OF UNDERSTANDING
LONG TERM INTERNATIONAL ASSIGNMENT
UNITED STATES – HONG KONG

KISHORE PONNAVOLU

August 23, 2018

Dear Kishore:

We are pleased to offer you an international assignment from Rhode Island, United States to Hong Kong. This Letter of Understanding outlines the terms and conditions of your assignment. The terms of this letter will govern. All terms and conditions are contingent on Board approval.

COMPENSATION AND BENEFITS

During your assignment, you will be employed by MetLife Group, Inc. (“MetLife Group” or “Company”) and you will be seconded to MetLife Asia Limited. MetLife Group will pay your annualized base salary of USD600,000 in the United States on a biweekly basis through its normal payroll process. You will continue to be eligible for the various incentive compensation schemes in which you currently participate, subject to their applicable terms and conditions.

You remain eligible for the retirement plans and risk insurance coverage offered to employees of MetLife Group (subject to their terms and conditions), and you and your family will be eligible for the MetLife Worldwide Benefit Plan for medical and/or dental for the duration of your assignment. Further information regarding these benefits will be provided to you under separate cover.

ASSIGNMENT TERM

The anticipated effective date of your new role is September 1, 2018, with a start date at the assignment location of January 1, 2019, which is conditioned on your ability to secure all required work and residence permits by this date. You will not be allowed to start the assignment or receive the assignment-related benefits outlined in this letter until all immigration formalities have been cleared. You will receive immigration assistance from our immigration vendor, whose outreach team will be in touch with you throughout the immigration process.

You will be based in the offices of MetLife Asia Limited as President, Asia, reporting to Steve Kandarian. The term of your assignment is anticipated to last through June 30, 2022. Since the Company is investing significant resources to place you on this assignment, it expects that you will complete this full term. However, this letter is not a guarantee of employment for any specific period of time.

MetLife International Assignment Office         August 23, 2018 - Page 1 of 7

GLOBAL MOBILITY PROGRAM SUPPORT AND ADMINISTRATION

The International Assignment Office (IAO) in New York is responsible for all policies and processes related to international assignments. Our third party relocation partner, SIRVA, has assigned an International Assignment Partner (IAP), Denise Starrett, who will manage your assignment on an ongoing basis. Denise will coordinate all aspects of your relocation and will review the applicable portions of these terms with you. You should contact Denise if you have any questions regarding your assignment.

ASSIGNMENT COMPENSATION AND ONGOING ASSIGNMENT SUPPORT

For purposes of this assignment, your Home location is Warwick, Rhode Island, United States and your Host location is Hong Kong. The following allowances and benefits will be provided to you based on the temporary nature of this assignment. All assignment-related benefits and payments will be grossed-up for taxes unless otherwise stated.

Tax Equalization

You will be covered by MetLife tax equalization during your assignment. Pursuant to this, you will be tax equalized to your Home country or location. The intent is to neutralize the income and social tax costs related to the assignment, so that your income and social tax cost remains what you would have paid had you lived and worked in Warwick, Rhode Island, United States.

Based on information MetLife and you provide to MetLife’s designated tax accounting firm, the firm will, based on an estimate of federal and state tax that you would have paid had you remained in Warwick, Rhode Island, United States, calculate a hypothetical tax that will be withheld from your compensation. This hypothetical tax will be calculated on your non-assignment related compensation (which consists of your base salary, annual incentives, and long-term incentives) and is in lieu of actual income tax withholding. Home country social insurance and other required taxes, if applicable, will continue to be withheld.

The tax accounting firm will prepare an annual tax equalization summary shortly after the end of each tax year, which will set out the final amount of hypothetical tax you paid (or owe) for the tax year, the amount of actual taxes MetLife paid on your behalf during the tax year, and the final amount of actual taxes you owe for the tax year. The summary may indicate that you owe MetLife money, either because the amount of hypothetical tax withheld from your compensation was insufficient, or because the amount of actual tax MetLife paid on your behalf was too high. Alternatively, the summary may indicate that MetLife owes you money because you overpaid the hypothetical tax, and/or that MetLife owes money to a tax authority because the amount of tax it paid on your behalf was too low.

MetLife will pay any money it owes to a tax authority due to your remuneration directly to the tax authority. Any amount owed to you by MetLife due to tax equalization will be paid to you as soon as the amount is determinable and payment is administratively practicable, but in no event later than the end of the second tax year following the year containing the deadline (including extensions) for filing the tax returns to which the tax equalization payments relate. If an amount is due from you to MetLife, you are required to forward a check for that amount to MetLife within 30 days of notification of the amount due. Any amount not paid after the 30-day period will be deducted from your assignment allowances and other compensation (i.e., base salary, bonus, etc.) until the total amount due is settled.

To assist you in understanding the elements of tax equalization, you are required to participate in a detailed Tax Briefing session with MetLife’s accounting firm. A representative will contact you to schedule an appointment.

MetLife International Assignment Office          August 23, 2018 - Page 2 of 7

IMPORTANT: The tax consequences of changing your benefit selections or other indirect compensation (such as exercising stock options or unit options) during your assignment may be significant. You are required to consult the accounting firm representative before making such a change to determine impact on your and/or MetLife’s tax liability.

House Sale Support

The Company will provide you with property management services for your former residence in New Canaan, CT from September 1, 2018 through June 30, 2019. Further, the Company will provide a one-time special allowance to help address closing costs and real estate agent fees up to USD225,000 provided the house is sold by June 30, 2019. This payment will not be grossed-up and is not benefitable. Your IAP will provide you will details regarding this support.

Host Location Housing

You will receive a maximum housing allowance of HKD160,000 per month to cover the expense of your rental accommodations in the host location. The Company will pay the rent directly to the landlord or estate agent on your behalf. In addition, you will receive a maximum utility allowance of HKD3,900 per month to cover the cost of utilities, if such are not included in the rental amount.

If you decide to buy a home in the host country, rather than occupy rented housing, you will be responsible for the entire costs of buying and selling the home, including any costs resulting from a delayed sale or currency fluctuation. The Company will not provide any housing allowance or other reimbursement to assist with the costs of an owned home, including property tax or utilities costs. In some countries, purchasing a home may change your tax status, in which case any increased tax liability would also be your responsibility.

Cost of Living Allowance (COLA)

A cost of living allowance (COLA) is provided when there is evidence that the cost of goods and services typically purchased by assignees (excluding housing, income taxes and automobile purchase) in the host location is greater than in the home location during the assignment period. This allowance will be reviewed on a quarterly basis and adjusted up or down as necessary to account for FX rates and inflation between the host country and the United States. COLA is based on family size and capped on the first USD200,000 of your base salary. It is your responsibility to notify your IAP of any changes in your on location family size. The adjustment, if any, will be effective as of the date the change occurred.

The current COLA based on your family size of 4 is HKD31,240 monthly. The COLA will commence, and if required be updated, as of the date you occupy your new long-term accommodation in the host location.

Home Leave Travel

The Company will provide you with an annual home leave budget of up to USD34,000, which can be used during each year of your assignment for air travel and ground transportation to and from airports between Hong Kong and Connecticut for you, your spouse and your dependents. The travel must be taken during the year provided (with no carry over) and no later than 3 months before the assignment end date.

MetLife International Assignment Office          August 23, 2018 - Page 3 of 7

Host Location Schooling – Elementary and Secondary

The Company will reimburse the customary schooling fees for your accompanying children to attend the nearest international or private school that provides a normal school curriculum for children in K to 12th grade, or the local equivalent. Customary schooling fees include tuition, registration fees, and transportation, but do not include text books, meals, uniforms and any extracurricular activities such as musical instruments and lessons, school trips, scouts, sporting events, or additional courses not required by the school for the satisfactory completion of the grade.

Host Location Schooling – School Placement Counseling

The Company will provide the services of an external school placement counselor to help you identify the most appropriate school for your children and support your family through the admissions and enrollment process. Your IAP will provide you with additional information.

Spouse/Partner Support

MetLife provides Accompanying Spouses/ Domestic Partners with support in settling into the host country through an external service provider who specializes in delivering customized coaching, research and resources to assist with acclimation to the host country and culture. This support may include practical guidance and coaching on job search in the local market or pursuing education, training, volunteer opportunities or other career development pursuits. Your IAP will provide you with additional information.

PRE-ASSIGNMENT

Work Permit / Visa

MetLife will authorize an external immigration specialist to assist you with preparation of the required documentation to secure all required work permits/visas for you and your accompanying spouse/partner and children. You will not be allowed to commence your assignment until all immigration requirements have been completed. For this reason, you must work closely and diligently with our immigration specialist to complete the process on a timely basis.

Familiarization Trip

The Company will reimburse the costs for 1 familiarization trip for up to 5 days, 4 nights for you and your spouse/partner and children, which includes business class roundtrip airfare, meals and lodging, and ground transportation.

Destination Assistance

You are eligible to receive Destination Assistance to help you and accompanying spouse/partner and children become acclimated to the host location.  This may include assistance with orientation and housing search, coordination of services such as installation of telephone and utilities, school selection, banking and insurance services.

Cultural Training

It is recommended that you and your accompanying spouse/partner and children (8 years and older) participate in intercultural training, which will be provided pre-departure.

MetLife International Assignment Office          August 23, 2018 - Page 4 of 7

RELOCATION

Air Shipment of Personal Articles

The Company will pay the cost of packing, unpacking, shipping and insuring in transit all eligible personal articles from Connecticut to the host location. Your IAP will provide you with additional information.

Shipment of Furniture and Household Goods

The Company will pay for the standard shipment of your furniture and household goods from Connecticut to the host location. A company approved shipper must be utilized for the shipment. Standard shipping covers insurance, packing and loading of household goods, pickup at origination point, over land and overseas transportation, shipment documentation and related dues, normal host country custom and import duties upon arrival at location, delivery, unpacking and uncrating in the host location.

In some instances, it may be practical to rent furniture rather than provide a surface shipment. In such cases, the Company will pay the reasonable cost of furniture rental (e.g., beds, tables, chairs, lamps) in the host location. Your IAP will provide you with additional information.

Relocation Travel

The Company will reimburse the cost of one-way, business class airfare for you and your accompanying spouse/partner and children to relocate from the home location to the host location. The Company will also reimburse reasonable ground transportation and miscellaneous expenses upon initial entry into the host country, including luggage handling, taxi and airport transfer expenses, and duties.

Temporary Living

The Company will provide you with up to 30 days of fully serviced housing, if required, until you have secured long-term housing and/or delivery of your surface household goods shipment in the host location. During this period, you will also receive a per diem to cover meals and incidentals.

Miscellaneous Relocation Allowance

You will receive a lump sum payment of USD10,000 (or local currency equivalent) to cover incidental expenses incurred as a result of your relocation.

HOLIDAY AND VACATION ELIGIBILITY

You will observe the Hong Kong office holidays and work schedule. You will be eligible for vacation per the MetLife Personal Time Off (PTO) policy of the United States. The Service Delivery Center (SDC) will track your paid time off (i.e., vacation, sick and/or personal days).

END OF ASSIGNMENT

International assignments at MetLife are meant to be temporary in nature. At the end of this assignment, MetLife may (i) repatriate you back to your Home country/employer, (ii) offer you a new international assignment, or (iii) offer to localize you in your current location (i.e. transfer your employment to the host country entity under terms and conditions to be communicated at that time). You will be provided with a repatriation, new assignment or localization

MetLife International Assignment Office          August 23, 2018 - Page 5 of 7

letter (as the case may be) at that time. If you are repatriated, MetLife will make every effort to restore you to a suitable position given your experience and skills. If MetLife has not identified a suitable position for you, MetLife will make every attempt to provide you with notice and time to explore employment opportunities within MetLife. If ultimately a position is not identified, you may be eligible to receive benefits under the applicable severance plan or local labor laws depending on your jurisdiction of employment. Nothing contained in this letter should be construed as guaranteeing employment for any specific period of time.

By accepting the assignment allowances and benefits described herein, you are committing to complete the full term of this assignment. If for any reason you decide to terminate the assignment early, you may forfeit your right to repatriation support and benefits. Although MetLife will attempt to return you to a suitable position in your Home country, if such a position is not available MetLife may treat your decision to end the assignment early as a voluntary resignation, whereby you would not be entitled to any severance benefits.

Repayment Obligation

If you voluntarily resign or are terminated for misconduct at any time during the assignment, you must repay in full all relocation costs including any tax gross up as applicable and any applicable excess reimbursement or Tax Equalization payments, to the extent permissible under applicable law. If you complete the assignment but voluntarily resign or are terminated for misconduct within 12 months after the date of repatriation, to the extent allowable under applicable law, you must repay in full all repatriation costs including any tax gross up as applicable. You agree to this repayment obligation, and authorize the Company to deduct the reimbursement from your final paycheck and/or from any other monies payable to you by the Company or any other MetLife company, to the maximum extent permissible under law. You are responsible for any reimbursement not satisfied by these deductions.

ADDITIONAL MATTERS

The Company may exercise its discretion to change any part of these terms at any time based on new practices or legal requirements. The Company will make every effort to notify you in advance of such changes.

You are entitled to receive the assignment benefits and allowances enumerated in this letter only for the portion of each calendar year that you remain actively employed by the Company and on international assignment as defined by the Company.

This Letter of Understanding is based on our confidence that this assignment and your continued employment with MetLife Group will be a mutually rewarding and enriching experience, but it is not an employment contract, and does not represent a guarantee of continued employment for any specific period of time. Employment with MetLife Group is “employment at will.”

GOVERNING LAW

This Agreement shall be governed, construed, and enforced under the laws of the state of New York, United States, without regard to its conflict of laws rule. Any dispute arising under or related to this Agreement shall be subject to the exclusive jurisdiction of the courts located in New York, NY.

MetLife International Assignment Office          August 23, 2018 - Page 6 of 7

ACCEPTANCE

If you agree to the terms and conditions stated above and agree to abide by such provisions, please sign this letter in duplicate, retain a copy for your reference, and return one to us in confirmation of your agreement and acceptance of its terms.

Yours sincerely,	Agreed and Accepted by:
MetLife, Inc. as sole shareholder of MetLife Group, Inc. /s/ Susan M. Podlogar	/s/ Kishore Ponnavolu
By: Susan Podlogar Executive Vice President and Chief Human Resources Officer	Kishore Ponnavolu

cc:    International Assignment Office
    Denise Starrett, International Assignment Partner

MetLife International Assignment Office          August 23, 2018 - Page 7 of 7